Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Announces Fourth Quarter and Record
Full-Year 2005 Operating and Financial Results
Net Income per Share in 2005 Increases 15% to $3.88
Discretionary Cash Flow Up 92% in 2005

Proved Reserves Increase to 263.6 MMBOE (7.2 BOE per Share – Up 47%)
2005 All-sources F&D Cost Comes to $8.65 per BOE ($1.44 per Mcfe)
Quarterly Production and Cash Flow Continue to Rise

DENVER – February 27, 2006 – Whiting Petroleum Corporation (NYSE: WLL) today reported fourth quarter 2005 net income of $38.3 million, or $1.05 per basic and diluted share, on total revenues of $186.0 million. This compares to fourth quarter 2004 net income of $32.6 million, or $1.31 per basic and diluted share, on total revenues of $113.4 million. Discretionary cash flow in the fourth quarter of 2005 totaled $110.4 million, representing a 60% increase over the $69.2 million reported for the same period in 2004. A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The increase in fourth quarter 2005 net income versus the comparable 2004 period was primarily the result of greater production volumes and higher commodity price realizations.

For the full-year 2005, Whiting reported record net income of $121.9 million, or $3.89 per basic share and $3.88 per diluted share, on total revenues of $540.4 million. This compares to 2004 net income of $70.0 million, or $3.38 per basic and diluted share, on total revenues of $282.1 million.

Fourth quarter and full-year 2005 earnings were reduced by a non-cash charge relating to a revision in the pricing estimates used to record the Company’s long-term Production Participation Plan liability and an increase in depletion, depreciation and amortization expense (DD&A). The revised estimates relating to the Production Participation Plan reduced fourth quarter and full-year net income per share by $0.14 and $0.16, respectively. The adjusted estimate and the increase in DD&A are discussed in more detail later in this news release under “Change in Long-term Production Participation Plan Liability” and “Fourth Quarter Costs and Margins.”

Fourth Quarter Production

Production in the fourth quarter of 2005 totaled 3.68 million barrels of oil equivalent (MMBOE), of which 2.37 million barrels was crude oil (64%) and 1.31 MMBOE was natural gas (36%). This fourth quarter 2005 production total equates to a daily average production rate of 40,020 barrels of oil equivalent (BOE), representing a 30% increase over the 30,800 BOE per day average rate in 2004‘s fourth quarter. The primary contributors to the quarter-over-quarter increase were the acquisitions of the Postle field in the Oklahoma Panhandle and the North Ward Estes field in the Permian Basin of West Texas. The fields were part of Whiting’s property acquisition from Celero Energy, LP which closed on two separate dates, the Postle field on August 4, 2005 and the North Ward Estes field on October 4, 2005.

Production per share in the fourth quarter of 2005 totaled 0.101 BOE, a sequential increase of 2% over the third quarter 2005 total of 0.099 BOE per share, despite an additional 6.8 million shares of Whiting common stock outstanding in the fourth quarter.

Full-year 2005 Results

Fourth quarter earnings brought net income in 2005 to a record $121.9 million, a 74% increase over the $70.0 million earned in 2004. Net income per share in 2005 was also a record at $3.89 per share and represented a 15% increase from $3.38 per share in 2004. Total revenues in 2005 were $540.4 million, a 92% increase versus the $282.1 million generated in 2004. Discretionary cash flow in 2005 was up 92% to $321.7 million from $167.5 million in 2004.

Oil and gas production in 2005 totaled 12.08 MMBOE, or an average of 33,089 BOE per day. This rate represents a 54% increase compared to the 21,480 BOE per day average, or 7.84 MMBOE total, produced in 2004.

Proved Reserves

Whiting’s total proved reserves at December 31, 2005 were 263.6 MMBOE, of which 76% was oil and 59% was developed. The 2005 total represents an 83% increase over the Company’s year-end 2004 total of 144.2 MMBOE. Including acquisitions, Whiting added a total of 131.4 MMBOE of proved reserves during 2005 at an all-sources finding and development cost of $8.65 per BOE, replacing 1088% of the year’s production. Whiting’s December 31, 2005 reserve estimates were prepared 100% by the independent petroleum engineering consultants of Cawley Gillespie & Associates, Inc., R.A. Lenser & Associates, Inc., Ryder Scott Company, and Netherland Sewell & Associates, Inc.

“Whiting’s disciplined acquisition strategy and commitment to financial strength fueled company growth on all levels,” commented James J. Volker, Whiting’s Chairman, President and CEO. “In 2005, we acquired approximately $900 million of properties at an average cost of $6.71 per BOE. We replaced 1088% of the proved reserves that we produced at an all-sources finding and development cost of $8.65 per BOE. We believe this places us among the industry leaders on those measures.”

Volker concluded, “With our now larger cash flow levels and improving drilling inventory, we are prepared to execute on an estimated 350-well drilling program and a stepped up drilling budget of $360 million in 2006. Approximately 55% of this drilling budget will be used to bring proved undeveloped properties into production and about 45% to add new reserves. Currently, we have 13 operated rigs and 22 workover rigs operating on our properties, and we are participating in the drilling of 12 non-operated wells. We look forward to whatever challenges await us in 2006.”

Other Noteworthy Events and Results in the Fourth Quarter and Full-year 2005

• During 2005, Whiting completed a total of four acquisitions, acquiring 133.7 MMBOE of proved reserves for $897.7 million or an average cost of $6.71 per BOE.

• Acquisitions in 2005 increased Whiting’s proved reserves 83% from year-end 2004, providing the Company with long-lived reserves and a five-year plus inventory of drilling opportunities.

• Whiting completed a public offering of 6,612,500 shares of common stock, receiving net proceeds of approximately $277 million to pay a portion of the $802 million Celero Energy, LP property acquisition. The Company also issued in April 2005 $220 million of Senior Subordinated Notes carrying an interest rate of 7.25% and maturing in 2013 and in October 2005 issued $250 million of Senior Subordinated Notes carrying an interest rate of 7% and maturing in 2014.

• Company exits 2005 producing approximately 40,667 BOE per day, a 30% increase over the 31,333 BOE per day production rate at year-end 2004.

The following table summarizes the Company’s net production and commodity price realizations for the 2005 and 2004 quarters ended December 31:

	Three Months Ended
Production	12/31/05	12/31/04	Change
Natural gas (Bcf)	7.90	7.97	(1%)
Oil and condensate (MMBls)	2.37	1.50	58%
Equivalent (MMBOE)	3.68	2.83	30%

Average Sales Price
Natural gas (per Mcf):
Price received	$9.24	$6.11	51%
Effect of natural gas hedging	(1.58)	--

Realized price	$7.66	$6.11	25%

Oil and condensate (per Bbl):
Price received	$53.02	$43.88	21%
Effect of crude oil hedging	(0.08)	(0.83)

Realized price	$52.94	$43.05	23%

Whiting incurred a hedging loss of $12.7 million during the fourth quarter of 2005, as compared to a hedging loss of $1.3 million in the fourth quarter of 2004. A summary of Whiting’s outstanding crude oil and natural gas hedges is included later in this news release.

Fourth Quarter Costs and Margins

A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Sales price, net of hedging	$50.44	$40.02	$44.70	$35.23

Lease operating expense	$11.09	$6.91	$9.24	$6.90
Production tax	$3.13	$2.34	$2.99	$2.16
General & administrative	$2.88	$2.38	$2.53	$2.45
Exploration	$1.32	$0.58	$1.21	$0.81
Cash interest expense	$4.03	1.85	2.92	1.53

Cash income tax expense	$28.17	$24.73	$25.11	$20.88

Lease operating expense in the fourth quarter of 2005 averaged $11.09 per BOE, an increase of 61% from the fourth quarter 2004 average of $6.91 per BOE. The increase was primarily due to rising expenses for electric power and oil field goods and services. Also contributing to higher lease operating costs was the inclusion of lease operating expense for the Postle and North Ward Estes fields, which the Company acquired on August 4, 2005 and October 4, 2005, respectively. These fields are secondary and tertiary recovery projects with combined lease operating expenses of approximately $12.72 per BOE during the fourth quarter of 2005.

Production taxes in the fourth quarter of 2005 averaged $3.13 per BOE, $0.79 greater than the fourth quarter of 2004 due to higher commodity prices. General and administrative expenses totaled $2.88 per BOE in the fourth quarter of 2005, up 21% from the fourth quarter of 2004 primarily due to the costs associated with additional personnel, increases in the current year cash payments related to Whiting’s Production Participation Plan and increased amortization of restricted stock compensation.

Exploration expense totaled $4.9 million, or $1.32 per BOE, in the fourth quarter of 2005, versus $1.6 million, or $0.58 per BOE, in the fourth quarter of 2004. The increase in cost was primarily due to increased purchases of seismic and the addition of geological and geophysical personnel to support the Company’s increased drilling budget.

Cash interest expense totaled $4.03 per BOE in the fourth quarter of 2005 compared to $1.85 per BOE in the 2004 fourth quarter. The increase was due primarily to the April 2005 issuance of $220 million of Senior Subordinated Notes carrying an interest rate of 7.25% and maturing in 2013 and the October 2005 issuance of $250 million of Senior Subordinated Notes carrying an interest rate of 7% and maturing in 2014.

DD&A expense averaged $8.08 per BOE for the full year and $9.03 per BOE in the fourth quarter of 2005, a 31% increase over the $6.89 per BOE average in the fourth quarter of 2004. The fourth quarter DD&A rate is higher than the rate in the first nine months of 2005 and the $7.91 per BOE rate in the third quarter of 2005. The fourth quarter 2005 rate was calculated using the Company’s year-end 2005 reserve report, which was prepared by independent engineers and covered 100% of our proved reserve base. The fourth quarter and full-year 2005 rates reflect increasing investment in Property and Equipment at a per unit development cost that is higher than Whiting’s historical DD&A rate.

Change in Long-Term Production Participation Plan Liability

During the fourth quarter of 2005, the Company determined that its future pricing estimates related to its long-term Production Participation Plan liability should be revised to reflect the sustained higher commodity price environment. The effect of this revision on fourth quarter and full-year 2005 earnings was a non-cash charge of $8.3 million pre-tax and $5.2 million after-tax. Assumptions that are used to calculate this liability are subject to estimation and will vary from year to year based on changing oil and gas prices, discount rates and overall market conditions.

The Company now classifies changes in the vested present value of estimated future payments to be made to participants after 2006 under its Production Participation Plan as a separate expense. Although payments take place over the life of oil and gas properties contributed to the Plan, some properties for 20-plus years, the Company must expense the present value of estimated future payments over the Plan’s five-year vesting period. As a result of this reclassification, general and administrative expense and exploration expense include only those amounts paid or accrued under the Production Participation Plan that relate to current period oil and gas operations.

2005 Drilling Summary

The table below summarizes Whiting’s drilling activity and capital spending for the three months and twelve months ended December 31, 2005:

Gross/Net Wells Drilled/Recompleted
	Producers	Unsuccessful	Total New Drilling	% Success Rate	Recomps.	Capital Spending (in millions)
Q405	133 / 101.5	4 / 0.6	137 / 102.1	97% / 99%	74 / 73.5	$ 109.0

12M05	283 / 166.0	25 / 14.5	308 / 180.5	92% / 92%	92 / 85.4	$ 223.6

Outlook for First Quarter and Full-year 2006

The following statements provide a summary of certain estimates for the first quarter and full-year 2006 based on current forecasts. Whiting expects its full-year 2006 capital budget to be approximately $360 million (excluding acquisition costs). Whiting expects cash flow from operations during 2006 to be sufficient to fund its 2006 drilling program.

Based on anticipated capital spending and the items mentioned above, Whiting’s first quarter 2006 production is expected to range from 3.55 MMBOE to 3.75 MMBOE (65% oil). Production for full-year 2006 is estimated to range from 15.00 MMBOE to 15.35 MMBOE. Whiting is currently running 13 operated drilling rigs and is also participating in the drilling of approximately 10 non-operated wells. Seventeen workover rigs are currently operating in the North Ward Estes field and six are working in the Postle field.

Production taxes and per BOE expenses for the first quarter of 2006 and full-year 2006 are expected to fall within the following ranges:

	First Quarter 2006	Full-Year 2006
Lease operating expense	$10.80 - $11.40	$11.10 - $11.70
General and administrative expense	$ 2.50 - $ 2.65	$ 2.50 - $ 2.65
Interest expense	$ 4.50 - $ 4.80	$ 4.45 - $ 4.75
Depreciation, depletion and amortization	$ 9.30 - $ 9.60	$ 9.60 - $10.20
Production taxes (% of production revenue)	6.0% - 6.5%	6.0% - 6.5%

Oil and Gas Hedges

Whiting’s outstanding hedges and fixed price contracts as of December 31, 2005 are summarized below:

	Contracted Volume		NYMEX Price Collar Range		As a Percentage of
Hedges	Natural Gas MMBtu per Month	Oil Bbls per Month	Gas (per MMBtu)	Oil (per Bbl)	December 2005 Production for (Gas/Oil)
2006
Q1	450,000	250,000	$6.00 - $16.00	$40.00 - $51.50	17%/31%
Q1	750,000	110,000	$5.90 - $10.30	$50.00 - $76.55	28%/14%
Q1	300,000	50,000	$6.00 - $17.00	$50.00 - $82.25	11%/6%
Q2	600,000	125,000	$6.00 - $10.10	$45.00 - $82.80	22%/15%
Q2	1,000,000	215,000	$6.00 - $10.12	$50.00 - $73.80	37%/27%
Q2	--	110,000	--	$50.00 - $76.20	--/14%
Q3	600,000	125,000	$6.00 - $10.28	$45.00 - $81.90	22%/15%
Q3	1,000,000	215,000	$6.00 - $10.38	$50.00 - $72.90	37%/27%
Q3	--	110,000	--	$50.00 - $75.25	--/14%
Q4	600,000	125,000	$6.00 - $12.28	$45.00 - $81.10	22%/15%
Q4	1,000,000	215,000	$6.00 - $12.18	$50.00 - $72.05	37%/27%
Q4	--	110,000	--	$50.00 - $74.30	--/14%
2007
Q1	600,000	125,000	$6.00 - $15.20	$45.00 - $81.00	22%/15%
Q1	1,000,000	215,000	$6.00 - $15.52	$50.00 - $70.90	37%/27%
Q1	--	110,000	--	$50.00 - $73.15	--/14%
Q2	--	110,000	--	$50.00 - $72.00	--/14%
Q2	--	300,000	--	$50.00 - $78.50	--/37%
Q3	--	110,000	--	$50.00 - $70.90	--/14%
Q3	--	300,000	--	$50.00 - $77.55	--/37%
Q4	--	110,000	--	$49.00 - $71.50	--/14%
Q4	--	300,000	--	$50.00 - $76.50	--/37%
2008
Q1	--	110,000	--	$49.00 - $70.65	--/14%
Q2	--	110,000	--	$48.00 - $71.60	--/14%
Q3	--	110,000	--	$48.00 - $70.85	--/14%
Q4	--	110,000	--	$48.00 - $70.20	--/14%

Fixed Price Contracts	Natural Gas Volumes in MMBtu per Month	2006 Contract Price (1) (per MMBtu)	As a Percentage of December 2005 Gas Production
Jan. 2002 - Dec. 2011	51,000	$4.57	2%
Jan. 2002 - Dec. 2012	60,000	$4.05	2%
(1)	Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
Selected operating statistics
Production
Natural gas, MMcf	7,895	7,973	30,272	25,071
Oil and condensate, MBbl	2,366	1,504	7,032	3,662
Oil equivalents, MBOE	3,682	2,833	12,077	7,841
Average Prices
Natural gas, Mcf (excludes hedging)	$9.24	$6.11	$7.03	$5.56
Oil, Bbl (excludes hedging)	$53.02	$43.88	$51.26	$38.72
Per BOE Data
Sales price (including hedging)	$50.44	$40.02	$44.70	$35.23
Lease operating	$11.09	$6.91	$9.24	$6.90
Production taxes	$3.13	$2.34	$2.99	$2.16
Depreciation, depletion and
amortization	$9.03	$6.89	$8.08	$6.89
General and administrative	$2.88	$2.40	$2.53	$2.67
Selected Financial Data
(In thousands, except per share data)
Total revenues	$185,989	$113,399	$540,448	$282,140
Total costs and expenses	$126,006	$60,349	$344,349	$168,135
Net income	$38,348	$32,620	$121,922	$70,046
Net income per common share, basic	$1.05	$1.31	$3.89	$3.38
Net income per common share, diluted	$1.05	$1.31	$3.88	$3.38

Average shares outstanding, basic	36,466	24,857	31,356	20,735
Average shares outstanding, diluted	36,543	24,901	31,449	20,768
Net cash provided by operating activities	$119,012	$38,681	$330,434	$134,116
Net cash used in investing activities	$(519,368)	$(33,916)	$(1,126,928)	$(524,443)
Net cash provided by (used in)
financing activities	$403,197	$(20,466)	$805,216	$338,402

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Tuesday, February 28, 2006 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s fourth quarter and full-year 2005 financial and operating results. Please call (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.” Slides for the conference call will be available on this website beginning at 11:00 a.m. (EST) on February 28, 2006.

A telephonic replay will be available beginning approximately two hours after the call on Tuesday, February 28, 2006 and continuing through Tuesday, March 14, 2006. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the conference ID #4868672. You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties, including the properties acquired from Celero Energy, LP; unforeseen underperformance of or liabilities associated with acquired properties, including the properties acquired from Celero Energy, LP; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,382	$1,660
Accounts receivable trade, net	101,066	63,489
Deferred income taxes	15,121	2,368
Prepaid expenses and other	7,905	7,603

Total current assets	134,474	75,120

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	2,353,372	1,225,676
Unproved properties	21,671	6,038
Other property and equipment	26,235	7,517

Total property and equipment	2,401,278	1,239,231

Less accumulated depreciation, depletion and amortization .	(338,420)	(244,246)

Total property and equipment-net	2,062,858	994,985

DEBT ISSUANCE COSTS	23,660	11,823

OTHER LONG-TERM ASSETS	14,204	10,278

TOTAL	$2,235,196	$1,092,206

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$68,033	$19,815
Accrued interest	11,894	2,050
Oil and gas sales payable	21,154	4,987
Accrued employee compensation and benefits	15,351	7,808
Production taxes payable	13,259	8,254
Current portion of tax sharing liability	4,254	4,214
Current portion of long-term debt	--	3,167
Current portion of derivative liability	34,569	1,670
Income taxes payable and other liabilities	--	129

Total current liabilities	168,514	52,094

ASSET RETIREMENT OBLIGATIONS	32,246	31,639
LONG-TERM PRODUCTION PARTICIPATION PLAN LIABILITY	19,287	9,579
LONG-TERM TAX SHARING LIABILITY	24,576	26,966
LONG-TERM DEBT	875,098	325,261
DEFERRED INCOME TAXES	91,577	34,281
LONG-TERM DERIVATIVE LIABILITY	21,817	--
OTHER LONG-TERM LIABILITIES	4,219	--

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 75,000,000 shares
authorized, 36,841,823 and 29,717,808 shares
issued and outstanding as of December 31, 2005 and
2004, respectively	37	30
Additional paid-in capital	753,093	455,635
Accumulated other comprehensive loss	(34,620)	(1,025)
Deferred compensation	(2,031)	(1,715)
Retained earnings	281,383	159,461

Total stockholders’ equity	997,862	612,386

TOTAL	$2,235,196	$1,092,206

WHITING PETROLEUM CORPORATION AND SUBSIDIARIESCONSOLIDATED
STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2005	2004	2005	2004
REVENUES:
Oil and gas sales	$198,417	$114,649	$573,246	$281,057
Loss on oil and gas hedging activities	(12,688)	(1,260)	(33,377)	(4,875)
Gain on sale of marketable securities	--	--	--	4,835
Gain on sale of oil and gas properties	--	73	--	1,000
Interest income and other	260	(63)	579	123

Total	185,989	113,399	540,448	282,140

COSTS AND EXPENSES:
Lease operating	40,828	19,562	111,560	54,212
Production taxes	11,534	6,625	36,092	16,793
Depreciation, depletion and amortization	33,239	19,510	97,639	54,010
Exploration and impairment	4,957	1,643	16,699	6,329
General and administrative	10,589	5,998	30,607	19,224
Change in Production Participation Plan
Liability	7,830	746	9,708	1,711
Interest expense	17,029	6,265	42,045	15,856

Total costs and expenses	126,006	60,349	344,350	168,135

INCOME BEFORE INCOME TAXES	59,983	53,050	196,098	114,005

INCOME TAX EXPENSE:
Current	(663)	3,482	8,514	3,882
Deferred	22,298	16,948	65,662	40,077

Total income tax expense	21,635	20,430	74,176	43,959

NET INCOME	$38,348	$32,620	$121,922	$70,046

NET INCOME PER COMMON SHARE, BASIC	$1.05	$1.31	$3.89	$3.38

NET INCOME PER COMMON SHARE DILUTED	$1.05	$1.31	$3.88	$3.38

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	36,466	24,857	31,356	20,735

WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	36,543	24,901	31,449	20,768

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In Thousands)

	Three Months Ended December 31,
	2005	2004
Net cash provided by operating activities	$119,012	$37,831

Exploration	4,851	1,643

Changes in working capital	(13,503)	29,728

Discretionary cash flow (1)	$110,360	$69,202

	Year Ended December 31,
	2005	2004
Net cash provided by operating activities	$330,434	$134,116

Exploration	14,665	4,177

Changes in working capital	(23,434)	29,194

Discretionary cash flow (1)	$321,665	$167,487

(1)     Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, and impairment of oil and gas properties less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
Finding Cost and Reserve Replacement Calculation
(In Thousands, except per BOE and reserve replacement data)

	Year ended December 31,			Three-year
	2005	2004	2003	Total
Calculation of FD&A Cost (1)

Acquisition and development costs incurred	$1,136,436	$605,468	$50,245	$1,792,149
Reserve additions, including revisions, MBOE	131,448	78,940	10,546	220,934

All-sources F&D cost per BOE	$8.65	$7.67	$4.76	$8.11

Future capital expenditures for proved reserves				$909,100
All-sources F&D cost per BOE with future
capital expenditures				$12.23

Calculation of Reserve Replacement %

Reserve additions, including revisions, MBOE	131,448	78,940	10,546	220,934
Production of oil and natural gas, MBOE	12,077	7,840	6,193	26,110
Reserve replacement percentage	1088%	1007%	170%	846%

Reconciliation to Capital Expenditures per
Consolidated Statement of Cash Flows

Acquisition and development costs incurred	$1,136,436	$605,468	$50,245	$1,792,149
Equity Oil merger allocated property cost	--	(72,554)	--	(72,554)
Furniture and fixtures	5,157	1,870	516	7,543
Exploration expense	(14,665)	(4,177)	(3,186)	(22,028)

Capital expenditures, per Consolidated Statement
of Cash Flows	$1,126,928	$530,607	$47,575	$1,705,110

(1)     FD&A = Finding, Development and Acquisition